UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 28, 2008

PFF BANCORP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16845	95-4561623
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9337 Milliken Avenue

Rancho Cucamonga, CA 91730

(Address of Principal Executive Offices, including Zip Code)

(909) 941-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

PFF Bancorp, Inc. (the “Company”) has a secured term loan (the “Loan”) in the amount of $49.4 million with a commercial bank, with an outstanding balance of $44.0 million at April 30, 2008. This Loan has a maturity date of May 31, 2008 and an adjustable interest rate of one month LIBOR plus 325 basis points. Upon the filing of the quarterly Thrift Financial Report of PFF Bank & Trust (the “Bank”) on April 30, 2008, the Bank was classified as “adequately capitalized” for regulatory purposes and this classification would have resulted in an event of default under a covenant of the agreement relating to the Loan as of April 30, 2008. On April 30, 2008, the lender granted the Company a waiver of all events of default under the agreement relating to the Loan as of April 30, 2008, including the requirement to make prepayments on the Loan upon receipt of excess cash flow. In connection with the grant of the waiver, the Company agreed it will not pay or otherwise discharge any principal or interest on any funded loans, indebtededness or other obligations, including obligations under the agreements relating to the Company’s statutory business trust subsidiaries (PFF Bancorp Capital Trusts I, II and III).

Item 2.06 Material Impairments.

On April 28, 2008, following a review and analysis of the Company’s deferred tax asset in light of the level of operating losses, the authorized officers of the Company made a determination that, under generally accepted accounting principles applicable to the Company, a material non-cash charge was required in the form of an estimated $44.0 million valuation allowance established against such deferred tax asset.

Item 8.01 Other Events.

On April 30, 2008, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference that, among other things, provided a preliminary earnings estimate and a discussion of the waiver received from the lender relating to the Loan.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibits are filed with this Current Report:

Exhibit No.	Description
99.1	Press Release dated April 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2008	PFF BANCORP, INC.

/s/ Gregory C. Talbott

Gregory C. Talbott Senior Executive Vice President, Chief Operating Officer/Chief Financial Officer and Treasurer